Exhibit 99.1

FIDELITY D & D BANCORP, INC.
FOR IMMEDIATE RELEASE

Date: August 8, 2007

Contacts:

Patrick J. Dempsey	Steven C. Ackmann
Chairman of the Board	President and
570-342-8281	Chief Executive Officer
570-346-4156

Ackmann Appointed to Fidelity D & D Bancorp, Inc. Board of Directors

Dunmore, PA — Steven C. Ackmann, who joined The Fidelity Deposit and Discount Bank as President and CEO in July 2004, has been appointed to the Board of Directors of Fidelity D & D Bancorp, Inc., the holding company which owns the Bank.

“Steve Ackmann is an exceptional individual and executive,” said Patrick Dempsey, Chairman of the Board of Fidelity D & D Bancorp, Inc. “Under his leadership Fidelity laid the plans to accomplish our current growth and maintain future growth by entering new markets. He provided the leadership our Directors, employees and customers had sought. We have the utmost faith in Steve and his management team as they lead Fidelity into what I’m confident will be a bright future.”

“I’m proud of the opportunity to join the Bancorp Board of Directors,” said Steven Ackmann.  “This appointment underscores the commitment of our Directors to our customers, shareholders and employees as we continue to improve, what is already in our view, one of the area’s top community banks.”  Since joining the Bank, Ackmann has placed a focus on improved customer service as a key component to meeting the needs of our customers, while increasing market share and expanding the reach of Fidelity.

Fidelity Bank recently opened a new prototype branch office location along Green Ridge Street in Scranton and there are plans to complete a new branch office in West Scranton by early 2008.

Fidelity D & D Bancorp, Inc., was form in 1999 and operates in excess of $570 million in assets.  It is the parent company of The Fidelity Deposit and Discount Bank, which has 12 branches in Lackawanna and Luzerne Counties.